Exhibit 5
NYNEX Corporation
1095 Avenue of the Americas
New York, New York 10036
Tel  212 395 1063
Fax  212 597 2560

Morrison DeS. Webb
Executive Vice President, General Counsel and Secretary
                                                                     NYNEX Logo


January 21, 1997


NYNEX Corporation
1095 Avenue of the Americas
New York, New York  10036

Dear Sirs:

         In connection with the proposed filing by NYNEX Corporation (the "Company") under the Securities Act of 1933, as amended, of a Registration Statement on Form S-3 (the "Registration Statement") relating to the registration of 500,000 shares of the Company's Common Stock (par value $1.00 per share) (the "Shares") which may be issued and sold under the Company's Share Owner Dividend Reinvestment and Stock Purchase Plan (the "Plan"), I am of the opinion that:

         1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         2. The Plan has been duly adopted and issuance of the Shares has been duly authorized by the Company by appropriate corporate action.

         3. Upon issuance of the Shares and payment therefor in accordance with (a) the Plan and (b) the resolutions of the Board of Directors of the Company relating to the Plan and the offer and sale of the Shares, the Shares will be legally issued, fully paid and nonassessable.

   I hereby consent to the filing with the Securities and Exchange Commission of this Opinion as an exhibit to the Registration Statement and to the use of my name under the heading "Interests of Named Experts and Counsel."

                                                      Very truly yours,


                                                    /s/  MORRISON DeS. WEBB